Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated March 3, 2008 and March 20, 2008 in Post-Effective Amendment No. 2 to the Registration Statement (Form S-11 No. 333-140548) and related Prospectus of Apple REIT Eight, Inc. (the “Company”) for the registration of 91,125,541 units, each of which consists of one Common Share and one Series A Preferred Share of the Company (a “Unit”).

/s/ Ernst & Young LLP

Richmond, Virginia

March 24, 2008